Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

                   CONGOLEUM CORPORATION REPORTS 2003 RESULTS

MERCERVILLE, NJ, MARCH 11, 2004 - Congoleum Corporation (AMEX:CGM) reported its financial results for year ended December 31, 2003. Sales for the year ended December 31, 2003 were $ 220.7 million, a decrease of 7.0% compared to the $237.2 million reported in 2002. The net loss for 2003 was $6.8 million, which included a previously announced $ 3.7 million pre-tax charge for asbestos liabilities, compared with a loss of $29.8 million in 2002. The 2002 loss included a $ 17.3 million charge for asbestos liabilities and a $10.5 million non-cash goodwill impairment charge. The net loss per share in 2003 was $.82, compared to $3.60 in 2002.

Roger S. Marcus, Chairman of the Board, commented "There are five major factors that caused our disappointing performance in 2003. First, due to delays in finalizing our pre-packaged reorganization plan, we recorded a $3.7 million asbestos-related charge for the legal fees and other costs to complete the reorganization process. Second, further declines in the manufactured housing industry from 2002 resulted in $4 million less sales and a substantial loss of profit contribution. Third, we experienced substantial increases in difficult to control costs for medical and pension benefits, energy, and insurance; these costs increased an aggregate $3.5 million over 2002. Fourth, sales of tile to the home center channel dropped sharply in 2003 due to the previously announced loss of a major chain's business. Finally, both Congoleum and its largest customer reduced inventories significantly during 2003, which hurt gross margin and manufacturing efficiency."

Mr. Marcus continued "We took a number of steps during 2003 to mitigate these factors and improve both profitability and liquidity in 2004. We reduced our workforce by 146 people or 14%, for a savings of over $7 million, the majority of which will be realized in 2004. We instituted manufacturing waste reduction initiatives saving $3.5 million and took steps to cut operating expenses by $3 million, also with the bulk of the savings to be achieved in 2004. Finally, we instituted a 3% price increase in the fourth quarter of 2003 to help offset inflation in benefits, energy, and certain raw materials."

"Based on the actions we have taken to reduce our cost structure, we are optimistic that our results in 2004 will be significantly better than 2003. Our reorganization is now progressing on schedule and we believe we have made adequate provision for the cost of its completion. It appears the manufactured housing market may have at last bottomed out, and any growth in that industry would further help our 2004 performance. Finally, we are developing a major new sheet product, to be introduced in the second half of 2004, which we believe will be the best in the industry."

During 2003, Congoleum elected to pursue a pre-packaged bankruptcy proceeding as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago and obtained the asbestos claimant votes necessary for approval of its proposed plan of reorganization. On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code. The Bankruptcy Court has issued a final financing order approving its Debtor-in-Possession revolving credit facility. The court has also authorized Congoleum to pay its suppliers in the ordinary course of business for amounts owed on account of goods and services supplied prior to the bankruptcy filing. Congoleum has filed its plan of reorganization and disclosure statement with the court and is seeking confirmation of the plan as promptly as possible.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) The adequacy of Congoleum's debtor-in-possession financing to provide it with sufficient funding during the pendency of its Chapter 11 case and exit financing to provide it with sufficient funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including
Section 524(g), and (viii) increases in raw material prices, (ix) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (x) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xii) product warranty costs, and (xiii) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the quarter ended September 30, 2003 and its other filings with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                   (In thousands, except per share amounts.)

                                                                                    (Unaudited)
                                                                   For the three                   For the Twelve
                                                                   Months Ended                     Months Ended
                                                                   December 31,                     December 31,
                                                                   ------------                     ------------
                                                               2003            2002             2003            2002
                                                               ----            ----             ----            ----
Net Sales ..............................................     $ 50,991        $ 53,568        $ 220,706        $ 237,206
Cost of Sales ..........................................       37,085          41,837          166,864          179,699
Selling, General & Administrative Expenses .............       17,839          30,530           56,911           70,119
                                                             --------        --------        ---------        ---------
Income (loss) from Operations ..........................       (3,933)        (18,799)          (3,069)         (12,612)

Interest Expense (net) .................................       (2,151)         (2,064)          (8,843)          (8,112)
Other Income ...........................................          331             386            1,276            1,543
                                                             --------        --------        ---------        ---------
Income (Loss) before Taxes & Accounting Change .........       (5,753)        (20,477)         (10,636)         (19,181)
Income Taxes ...........................................       (2,290)           (457)          (3,874)              92
                                                             --------        --------        ---------        ---------
Income (Loss) before Accounting Change .................       (3,463)        (20,020)          (6,762)         (19,273)
Cumulative effect of Accounting Change .................           --              --               --          (10,523)
                                                             --------        --------        ---------        ---------
Net Income (Loss) ......................................     $ (3,463)       $(20,020)       $  (6,762)       $ (29,796)
                                                             ========        ========        =========        =========

Net Income/(Loss) Per Share ............................     $  (0.42)       $  (2.42)       $   (0.82)       $   (2.33)
Cumulative effect Per Share ............................           --              --               --            (1.27)
                                                             --------        --------        ---------        ---------
Net Income/(Loss) Per Share, Basic & Diluted ...........     $  (0.42)       $  (2.42)       $   (0.82)       $   (3.60)
                                                             ========        ========        =========        =========
Weighted Average number of Common Shares Outstanding ...        8,260           8,260            8,260            8,260
                                                             ========        ========        =========        =========